Exhibit 4.1

ARTICLES OF INCORPORATION
OF
A.D.A.M., INC.

1.

The name of the Corporation is A.D.A.M., Inc. (the “Corporation”)

2.

Section 2.1. Common Stock. The aggregate number of common shares (referred to in these Articles of incorporation as “Common Stock”) which the Corporation shall have the authority to issue is 20,000,000, with a par value of $.01 per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation.  Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

Section 2.2. Preferred Stock. The aggregate number of preferred shares (referred to in these Articles of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 10,000,000, with a par value of $.01 per share. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(i)  the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

(ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(iii) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

(iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(vii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

2.2.1  Designation. The shares of Series A convertible preferred stock, par value $.01 per share, shall be designated the “Convertible Preferred Stock.”

2.2.2  Dividends.  When, as and if declared by the Board of Directors, the holders of any of the outstanding Corporation’s capital stock (either common or preferred) shall be entitled to receive, out of any funds legally available therefor, any dividends, then the holders of Convertible Preferred Stock shall receive any such dividends on a ratable basis based on each holder’s outstanding Convertible Preferred Stock as a percentage of total outstanding capital stock. Such dividend amounts shall be subject to equitable adjustment in the event of any stock split, dividend, combination, reclassification or other similar event. Upon liquidation, dissolution or winding up of the Corporation, or redemption of the Convertible Preferred Stock, all accrued and unpaid dividends, whether or not earned or declared, to and until the date of such event, shall become immediately due and payable and shall be paid in full.

2.2.3  Liquidation, Dissolution or Winding Up.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus, or earnings, before any sums shall be paid or any assets distributed among the holders of shares of Common Stock, an amount equal to $8.00 per share of Convertible Preferred Stock plus (i) an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date of full payment and (ii) a premium in an amount equal to $0.80 per annum per share (for the time period such Convertible Preferred Stock is held) subject to adjustment in the event of any stock split, dividend, combination, reclassification or other similar event involving the Convertible Preferred Stock. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Corporation’s Preferred Stock of the amount thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of all of the Corporation’s preferred stock, including ratable distribution to the holders of the Convertible Preferred Stock.  After such payment shall have been made in full to the holders of the Convertible Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Convertible Preferred Stock so as to be available for such payment, holders of the Convertible Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and shall have no further rights of conversion, and the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

(b)           A consolidation or merger of the Corporation or a sale of all or substantially all of the assets of the Corporation shall be regarded, at the option of the holder of the Convertible Preferred Stock, as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2.2.3.

(c)           Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

2.2.4  Voting Power. Except as required by law, each holder of Convertible Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to one hundred percent (100%) of the largest number of whole shares of Common Stock into which such holder’s shares of Convertible Preferred Stock could be converted pursuant to the provisions of Section 2.2.5 hereof, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

2.2.5  Right to Convert.

(a)           Conversion Price. The initial conversion price per share for the Convertible Preferred Stock is $8.00. Subject to the terms and conditions of this Section 2.2.5, the holder of any share or shares of Convertible Preferred Stock shall have the right, at its option at any time, to convert any of such shares of Convertible Preferred Stock (except as provided herein and hereof upon any liquidation, merger or sale of assets of the Corporation) into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Convertible Preferred Stock to be converted by $8.00 and dividing the result by the initial conversion price of $8.00 per share, or, if there has been an adjustment of such conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Preferred Stock Conversion Price”).

(b)           Exercise of Conversion Rights. The rights of conversion herein provided shall be exercised by any holder of shares of Convertible Preferred Stock by giving written notice that such holder elects to convert a stated number of shares of Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares to be so converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(c)           Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 2.2.5(b) and surrender of the certificate or certificates for the share or shares of the Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to such holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(d)           Fractional Shares: Dividends; Partial Conversion.  No fractional shares shall be issued upon conversion of the Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends accrued and unpaid on the share surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 2.2.5(c). In case the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 2.2.5(b) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered that are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this Section 2.2.5(d), be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

(e)           Adjustment of Convertible Preferred Stock Conversion Price Upon Issuance of Common Shares.  Except as provided in Section 2.2.5(i) hereof, if and whenever, on or before the fifth anniversary of the date of issuance of the shares of Convertible Preferred Stock to be issued by the Corporation (the “Date of Issuance”), the Corporation shall issue or sell, or is, in accordance with Section 2.2.5(e)(i) through 2.2.5(e)(vii), deemed to have issued or sold any shares of its Common Stock for a consideration per share less than Preferred Stock Conversion Price in effect immediately prior to such issue or sale, then, forth with upon such issue or sale, the Preferred Stock Conversion Price shall be reduced to the price (calculated to the nearest tenth of a cent) determined to be the consideration, if any, received, or deemed to have been received pursuant to such Sections 2.2.5(e) (i) through 2.2.5(e) (vii), by the Corporation upon such issue or sale.

Except as provided in Section 2.2.5(1) hereof, if and whenever, after the fifth anniversary of the Date of Issuance, the Corporation shall issue or sell, or is, in accordance with Sections 2.2.5(e)(i) through 2.2.5(e)(vii), deemed to have issued or sold any shares of its Common Stock for a consideration per share less than the Preferred Stock Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Preferred Stock Conversion Price shall be reduced to the price (calculated to the nearest tenth of a cent) determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Convertible Preferred Stock) multiplied by the then existing Preferred Stock Conversion Price, and (B) the consideration, if any, received, or deemed to have been received pursuant to such Sections 2.2.5(e)(i) through 2.2.5(e)(vii), by the Corporation upon such issue or sale, by (2) the total number of shares of Common Stock outstanding, or deemed to be outstanding, immediately after such sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Convertible Preferred Stock).

No adjustment of the Preferred Stock Conversion Price, however, shall be made in an amount less than $0.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.01 per share or more.

For purposes of this Section 2.2.5(e), the following Sections 2.2.5(e)(i) to 2.2.5(e)(vii), shall also be applicable.

(i)             Issuance of Rights or Options.  In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) whether or not such Options or the right to convert or exchange such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Preferred Stock Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding in calculating the Convertible Preferred Stock Conversion Price.  Except as otherwise provided in Section 2.2.5(e)(iii), no adjustment of the Convertible Preferred Stock Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii)          Issuance of Convertible Securities.  In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Convertible Preferred Stock Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding in calculating the Preferred Stock Conversion Price, provided that (a) except as otherwise provided in Section 2.2.5(e)(iii) below, no adjustment of the Preferred Stock Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Preferred Stock Conversion Price have been or are to be made pursuant to other provisions of this Section 2.2.5(e), no further adjustment of the Preferred Stock Conversion Price shall be made by reason of such issue or sale.

(iii)         Change in Option Price or Conversion Rate.  Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 2.2.5(e)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 2.2.5(e)(i) or 2.2.5 (e)(ii), or the rate at which any Convertible Securities referred to in Section 2.2.5(e)(i) or 2.2.5 (e)(ii) are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), the Preferred Stock Conversion Price in effect at the time of such event shall forthwith be readjusted to the Preferred Stock Conversion Price which would have been in effect at such time had such Options or

Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Preferred Stock Conversion Price then in effect hereunder shall forthwith be increased to the Preferred Stock Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding.  If the purchase price provided for in any such Option referred to in Section 2.2.5(e)(i) or the rate at which any Convertible Securities referred to in Section 2.2.5(e)(i) or 2.2.5(e)(ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Preferred Stock Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment such Conversion Price then in effect hereunder is thereby reduced.

(iv)         Stock Dividends.  In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(v)          Consideration for Stock.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. The amount of consideration deemed to be received by the Corporation pursuant to the foregoing provisions of this Section 2.2.5(e)(v) upon any issuance and/or sale of shares of Common Stock, Options or Convertible Securities, pursuant to an established compensation plan of the Corporation, to directors, officers or employees of the Corporation in connection with their employment, shall be increased by the amount of any tax benefit realized by the Corporation as a result of such issuance and/or sale, the amount of such tax benefit being the amount by which the federal and/or state income or other tax liability of the Corporation shall be reduced by reason of any deduction or credit in respect of such issuance and/or sale in the fiscal year of such issuance and/or sale.  In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

(vi)         Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)        Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 2.2.5(e).

(f)            Termination. In the event of a call for redemption of any shares of Convertible Preferred Stock pursuant to Section 2.2.6 hereof, the right to convert shall terminate as to the shares designated for redemption at the close of business on the fifth day prior to the Redemption Date, unless a default is made in payment of the Redemption Price.

(g)           Subdivision or Combination of Stock.  In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Preferred Stock Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Preferred Stock Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(h)           Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Convertible Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of the Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Preferred Stock Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all of its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

(i)            Certain Issues of Common Stock Excepted. Notwithstanding anything contained herein to the contrary, the Corporation shall not be required to make any adjustment of the Convertible Preferred Stock Conversion Price by reason of the issuance of Common Stock or the grant of stock options in accordance with Section 5.4(b) of the Stock Purchase Agreement, dated December 22, 1994 (the “Purchase Agreement”) by and among the Corporation, Chemical Bank, as trustee for the Firestone Tire and Rubber Master Trust (R.D. 4615504) and James D. Oelschlager or the issuance of Common Stock upon the exercise of such options.

(j)            Notice of Adjustment.  Upon any adjustment of the Preferred Stock Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Preferred Stock Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(k)           Other Notices.  In case at any time:

(i)            the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(ii)           the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(iii)          there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or a sale of all or substantially all of its assets to another corporation;

(iv)          there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

(v)           there shall be any request for optional redemption of the Convertible Preferred Stock pursuant to Section 2.2.11; or

(vi)          the Corporation shall take any action or there shall be any event which would result in an automatic conversion of the Convertible Preferred Stock pursuant to Section 2.2.5(1);

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, return receipt requested, addressed to each holder of any shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation (A) at least 30 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 30 days’ prior written notice of the date when the same shall take place, and (C) in the case of any request for optional redemption hereunder or event which would result in an automatic conversion hereunder, at least 30 days’ prior written notice of the date on which such optional redemption or automatic conversion will be effected. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their common stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

(l)            Automatic Conversion. In the event that at any time while any of the shares of Convertible Preferred Stock shall be outstanding, the Corporation shall complete a “Qualified Public Offering”, then all outstanding shares of Convertible Preferred Stock shall, automatically and without further action on the part of the holders of the Convertible Preferred Stock, be converted into shares of Common Stock in accordance with the terms of this Section 2.2.5, with the same effect as if the certificates evidencing such shares had been surrendered for conversion, such conversion to be effected simultaneously with the closing under such Qualified Public Offering; provided, however, that certificates evidencing the shares of Common Stock issuable upon such conversion shall not be issued except on surrender of the certificates for the shares of Convertible Preferred Stock so converted. A “Qualified Public Offering” shall mean and include the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Corporation from which the aggregate gross proceeds to the Corporation equal or exceeds $7,500,000.

(m)          Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon the conversion of the Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Convertible Preferred Stock. The Corporation covenants that all shades of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof, and without limiting the generality of the foregoing, the Corporation further covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common stock, if any, is at all times equal to or less than the effective Preferred Stock Conversion Price. The Corporation will take all such action as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Preferred Stock Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Articles of Incorporation.

(n)           No Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(o)           Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than of the holder of the Convertible Preferred Stock which is being converted.

(p)           Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Convertible Preferred Stock in any manner which interferes with the timely conversion of such Convertible Preferred Stock.

(q)           Definition of Common Stock. As used herein, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock; provided that the shares of Common Stock receivable upon conversion of shares of the Convertible Preferred Stock of the Corporation, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 2.2.5(h), shall include only shares designated as Common Stock of the Corporation, except as otherwise specifically provided in this Section 2.2.5; provided, further that Convertible Preferred Stock shall not be deemed to be Common Stock.

2.2.6  Corporation Redemption.

(a)           On the fifth anniversary of the date of initial issuance of shares of Convertible Preferred Stock and on each anniversary thereafter (the “Redemption Date”), the Corporation shall have the right to call for redemption all of the shares of outstanding Convertible Preferred Stock. The redemption price for each share of Convertible Preferred Stock redeemed pursuant to this Section 2.2.6 (the “Redemption Price” or the “Redemption Prices”) shall be $8.00 per share plus (i) an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared up to and including the date of redemption and (ii) a premium in an amount equal to $0.80 per annum per share (for the time period such Convertible Preferred Stock is held) subject to adjustment in the event of any stock split, dividend, combination, reclassification or other similar event involving the Convertible Preferred Stock.

(b)                   The Redemption Prices set forth in this Section 2.2.6 shall be subject to equitable adjustment whenever there shall occur a stock split, dividend, combination, reclassification or other similar event involving the Convertible Preferred Stock.

(c)                   At least 30 days before the Redemption Date specified in Section 2.2.6(a), written notice (hereinafter referred to as the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of the Convertible Preferred Stock which is to be redeemed, at its address shown on the records of the Corporation; provided, however, that prior to the giving of such Redemption Notice, the conversion rights of such holder pursuant to Section 2.2.5 hereof shall not be affected and such holder may, prior to receiving such Redemption Notice, convert an equivalent number of shares of Convertible Preferred Stock into Common Stock pursuant to such Section 2.2.5; provided, further, that the Corporation’s failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Convertible Preferred Stock as provided in Section 2.2.11 herein. The Redemption Notice shall contain the following information:

(i)            The number of shares of Convertible Preferred Stock held by the holder which shall be redeemed by the Corporation, and the total number of shares of Convertible Preferred Stock held by all holders to be so redeemed,

(ii)           The Redemption Date and the applicable Redemption Price, and

(iii)          That the holder is to surrender to the Corporation, at the place designated therein, its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed.

(d)                   Each holder of shares of Convertible Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price for such shares as set forth in this Section 2.2.6 shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired.

2.2.7  No Reissuance of Convertible Preferred Stock. No share or shares of Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

2.2.8  Board of Directors Representation. At elections to elect members of the board of directors, except as specified below, the holders of all of the Series A Preferred Stock are entitled to elect as a class, one (1) of the authorized members of the Corporation’s Board of Directors and to fill any vacancy in such directorship (the “Series A Preferred Director”), as long as at least 100,000 shares of Series A Preferred Stock of the Corporation are outstanding at the time of such vote. The Series A Preferred Director may be removed at any time for cause solely by the supermajority vote of seventy-five (75%) of the holders of all of the Series A Preferred stock, voting as a class. The remaining directors shall be elected by all holders entitled to vote pursuant to the Corporation’s Restated Articles of Incorporation and Bylaws, as amended, excluding all such shares held by holders of Series A Preferred Stock. In the event that additional members of the Board of Directors are authorized or in the event of the vacancy or vote for removal of a director other than the Series A Preferred Director, such holders entitled to vote, excluding holders of Series A Preferred Stock, shall vote all of their respective shares pursuant to the Corporation’s Restated Articles of Incorporation and Bylaws, as amended.  If there are less than 100,000 shares of Series A Preferred Stock outstanding, each holder of Series A Preferred Stock is entitled to as many votes as shall equal the number of shares of Common Stock issuable to such holder upon conversion of all such shares held by such holder on the record date for the determination of shareholders entitled to vote. The rights of each holder of Series A Preferred Stock under this Section 2.2.8 with respect to election of directors shall terminate upon the closing of a Qualified Public Offering.

2.2.9  No Dilution or Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Convertible Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Convertible Preferred Stock above, (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Convertible Preferred Stock from time to time outstanding, (c) will not issue any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding up of the Corporation, unless the rights of the holders thereof shall be limited to a fixed sum or percentage of par value in respect of participation in dividends and in any such distribution of assets, and (d) will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of the Convertible Preferred Stock set forth herein.

2.2.10  Notices of Record Date. In the event of:

(i)            any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

(ii)             any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

(iii)          any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Convertible Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 60 days prior to the date specified in such notice on which such action is to be taken.

2.2.11  Holders of Convertible Preferred Stock Put Option.

(a)           Put Option. Each holder of Convertible Preferred Stock shall have the right to require the Corporation to redeem shares of then outstanding Convertible Preferred Stock as provided under this Section 2.2.11 after the fifth anniversary of the date of initial issuance of shares of Convertible Preferred Stock (the “Put Date”); provided that the shares of Common Stock issued upon the conversion of shares of Convertible Preferred Stock before the fifth anniversary of the date of initial issuance of shares of Convertible Preferred Stock shall not be subject to the terms of this Section 2.2.11.  In the event that the conditions set forth above have been met with respect to the Convertible Preferred Stock, the holder of Convertible Preferred Stock may exercise its option hereunder only with respect to all or any portion of the then outstanding shares of Convertible Preferred Stock held by such holder of Convertible Preferred Stock.

(b)                  Put Price. The put price for each share of Convertible Preferred Stock pursuant to Section 2.2.11(a) shall be equal to the greater of:  (i) $8.00 per share of Convertible Preferred Stock, plus (x) an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared up to and including the date of redemption and (y) a premium in an amount equal to $0.80 per share per annum (for the time period such Convertible Preferred Stock is held) subject to adjustment in the event of any stock split, dividend, combination, reclassification or other similar event involving the Convertible Preferred Stock and (ii) “fair market value” per share of the Convertible Preferred Stock, which shall be determined in accordance with standard appraisal methods and generally accepted accounting principles (the “Put Price”). For the purposes of this Section 2.2.11, the appraised fair market value of shares of Convertible

Preferred Stock shall be the amount of cash for which such shares could be sold (taking into account the restrictions on transfer imposed by this Agreement) to a willing buyer.  Such appraised fair market value shall be determined as follows: within 30 days after the date of the Put Notice, the Corporation shall appoint one appraiser with such experience, expertise and skills as to enable him to place a reasonable and appropriate value on the shares of Convertible Preferred Stock and the holder of Convertible Preferred Stock shall appoint one appraiser of like qualifications. Each appraiser shall be a member, partner, shareholder or managing director of an independent professional appraising organization, a nationally-recognized accounting firm or a reputable regional or national merchant or investment banking firm. Within 30 days after the second appraiser has been appointed hereunder, each of the two appraisers shall in good faith determine the fair market value of such shares as of the date of the Put Notice and shall give written notice of such value to the Corporation and the holder of shares of Convertible Preferred Stock giving such notice (“Valuation Notice”). The average of the values submitted by the two appraisers shall be deemed to be the appraised fair market value of such shares as of the Valuation Date, and such average shall be conclusive on all parties affected thereby. In the event that either party shall fail to appoint an appraiser within 30 days after the date of the Put Notice, the appraiser appointed by the other party shall appraise the value of such shares for the purposes of this Section 2.2.11. Any such value determined by such appraiser shall be conclusive on all parties affected thereby.

(c)           Exercise. The holder of shares of Convertible Preferred Stock shall exercise its option under this Section 2.2.11 by delivering written notice of such holder’s intention to exercise such put option (a “Put Notice”) to the Corporation. Such Put Notice shall specify the number of shares such holder shall put. The rights of the holders of Convertible Preferred Stock to require the redemption of shares of Convertible Preferred Stock by the Corporation pursuant to this Section 2.2.11 shall lapse after 180 days after the Put Date in the event that such holder fails to deliver a Put Notice for redemption pursuant to Section 2.2.11(a) as provided herein.

Section 2.3. Shares Acquired by the Corporation. Shares of Common Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration, not less than the par value thereof, as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

3.

No shareholder shall have any preemptive right to subscribe for or to purchase any shares or other securities issued by the Corporation.

4.

Section 4.1. Personal Liability of Directors.  No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director’s duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involved intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended.

Section 4.2. Effect of Repeal or Modification. Neither the repeal or modification of this Article 4 nor the adoption of any provision of these Articles of Incorporation inconsistent with these Articles shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal, modification or adoption.

5.

Section 5.1.  Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that shall constitute the Board of Directors of the Corporation shall be determined from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board.

Section 5.2. Classified Board. The directors of the Corporation (other than any directors who may be elected by holders of any series of Preferred Stock then outstanding) shall be and are divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as the then-authorized number of directors constituting the Board of Directors permits. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1994, the directors first elected to Class II shall serve for a term ending on the date of the second annual meeting next following the end of the calendar year 1994, and the directors first elected to Class III shall serve for a term ending on the date of the third annual meeting next following the end of the calendar year 1994. Any director who may be elected by holders of any series of Preferred Stock then outstanding shall serve for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected.

Section 5.3.  Increase or Decrease in Authorized Number of Directors.  In the event of any increase or decrease in the authorized number of directors:

(a)           Each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term, or his prior death, retirement, resignation or removal; and

(b)           Newly-created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the three classes so as to keep the number of directors in each class as nearly equal as possible.

Section 5.4.  Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any or all Directors may be removed from office at any time for cause, but only by the same affirmative vote of the shareholders required to amend this Article 5 as provided in Section 9.2 of these Articles of Incorporation.

Section 5.5.  Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding to fill director vacancies, vacancies on the Board of Directors (including vacancies resulting from retirement, resignation, removal from office or death) shall be filled exclusively by the Board of Directors. Any director so elected shall hold office until the next annual meeting of shareholders.

6.

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision solely grants discretionary authority to the directors and no constituency shall be deemed to have been given any right to consideration hereby.

7.

Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action, or by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote were present and voted.  The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

8.

The mailing address of the principal office of the Corporation is 1600 RiverEdge Parkway, Suite 100, Fulton County, Atlanta, Georgia 30328.

9.

Section 9.1. Amendment.  These Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group.

Section 9.2. Supermajority Vote Required for Certain Amendments. Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws of the Corporation and subject to the rights of holders of any series of Preferred Stock then outstanding (and notwithstanding that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), (i) the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in the election of directors, voting as a single voting group, shall be required to alter, amend or repeal, or adopt any provisions inconsistent with, Article 4, Article 5 or this Section 9.2 of these Articles of Incorporation, and (ii) Article II of the Bylaws of the Corporation shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted, without the affirmative vote of a majority of the entire Board of Directors or of the holders of at least 75% of the shares of the Corporation entitled to vote generally in the election of directors, voting as a single voting group.